UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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NATIONAL CITY CORPORATION

(Name of Registrant as Specified in Its Charter)

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November 3, 2008

To:	All Employees

From:	Peter Raskind
I wanted to let you know that I have made the decision to leave National City upon the closing of our agreement to merge with The PNC Financial Services Group. As you may know, we expect the closing to occur by year end, at which time National City will officially become part of PNC, with Jim Rohr continuing to serve as chairman and CEO of the company.
After all that we have been through as a company and as a team this past year, it was very difficult to arrive at this decision. However, as National City looks to the future as part of PNC, it is the right decision for me and my family, with whom I look forward to getting reacquainted in the months ahead.
I am incredibly proud of all that we have accomplished together. We have weathered some of the most severe market conditions in the history of our country, and through it all have emerged with the opportunity, together with PNC, to form one of the most powerful financial services companies in the country.
It has been an honor and a privilege to work with every one of you. I am convinced there is no team in the industry as passionate and dedicated to serving its customers. And, I know that you will carry on that great tradition in the years ahead.
Thank you for the opportunity to lead this great company. I wish you and your families the very best in the years ahead.
This communication is the property of National City. It is for internal use only and is intended only for the addressee. Any unauthorized use, including external distribution, is strictly prohibited. If you are not the intended recipient, please notify the sender, delete the message, and note that any distribution or copying of this message is prohibited.

The proposed Merger will be submitted to National City’s and PNC’s shareholders for their consideration. PNC will file a registration statement with the SEC, which will include a joint proxy statement/prospectus, and each of National City and PNC may file other relevant documents concerning the proposed Merger. Shareholders and other investors are urged to read the registration statement and the joint proxy statement/prospectus when they become available, as well as any other relevant documents concerning the proposed Merger filed with the SEC (and any amendments or supplements to those documents), because they will contain important information. You will be able to obtain a free copy of the registration statement and the joint proxy statement/prospectus, as well as other filings containing information about National City and PNC, at the SEC’s website (http://www.sec.gov) and at the companies’ respective websites, www.nationalcity.com/investorrelations and www.pnc.com/secfilings. Copies of the joint proxy statement/prospectus and the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, free of charge, by directing a request to Jill Hennessey, National City Corporation, Senior Vice President, Investor Relations, Department 2229, P.O. Box 5756, Cleveland, OH 44101-0756, (800) 622-4204; or to PNC Financial Services Group, Inc, Shareholder Relations at (800) 843-2206 or via e-mail at investor.relations@pnc.com.
National City and PNC and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of National City in connection with the proposed Merger. Information about the directors and executive officers of National City is set forth in the proxy statement for National City’s 2008 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 7, 2008. Information about the directors and executive officers of PNC is set forth in the proxy statement for PNC’s 2008 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 28, 2008. Additional information regarding the interests of those participants and other persons who may be deemed participants in the Merger may be obtained by reading the joint proxy statement/prospectus regarding the proposed Merger when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.